CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-62298 on Form N-1A of our report dated February 26, 2024, relating to the financial statements and financial highlights of Terra Firma US Concentrated Realty Equity Fund (the “Fund”), a series of Trust for Professional Managers, appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2023, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 26, 2024